[LOGO]


October 12, 1999

Jacob R. Miles III
Urbancoolnet.com
1401 Elm Street, Ste. 1955
Dallas, TX 75202

Jacob,

We are excited about the opportunity to provide Urbancoolnet.com access to our award-winning news and the country's premier urban radio network. As we work to develop a formal agreement, please accept this letter of intent for the services that Bloomberg L.P. will commit to this partnership.

I have summarized the Internet data and advertising objecives we discussed. Currently, our attorneys are drafting a formal agreement which should be completed no later than October 15th. As you look over this description of services, please remember these deal points are being reviewed by our legal staff. While we do not anticipate any major changes, some elements may be altered.

Thank you for your time and attention. We look forward to a fruitful partnership with urbancoolnet.com. If you have any questions or comments, I can be reached at 212-318-2988 or call Burton Waddy at 212-318-2188.

Thanks again,

Sincerely,

/s/Artie Smallwood
-----------------------
Multimedia Syndication Manager

Bloomberg will provide three pages of co-branded Internet content. Each page will consist of the following:

Page One
o Four headlines from NI Diversity
     NI Diversity is a real-time,  news wire created by Blooomberg and is solely
     dedicated  to  news  of  interest  to  African-Americans,   Hispanics  and
     minorities.
o Bloomberg Quote Box
     The quote box will allow your visitors to enter ticker symbols to receive up to the minute price quotes and news on their companies of interest. When accessing company news they will be linked back to Bloomberg.com
o BAPI (Bloomberg Amalgamated Publishers Index): last, change, % change, high, low, open
     The BAPI (created by Bloomberg) is the first index to track the performance of African-American owned, publicly traded companies. Your visitors can monitor the performance of these companies and access company news.
**Note--Bloomberg will reserve the right to sell advertising adjacent to this content.
o BAPI three month graph
o Market Snapshot: DOW, NASDAQ
     Your visitors can monitor the performance of these indices via graphs, directional and percent changes, as well as high, low and opening numbers. These figures are updated every three minutes.
o Bloomberg On-Demand Audio: The Urban Business Report & Top Business Stories **Note--Bloomberg will reserve the right to sell advertising adjacent to this content.
o Bloomberg Market Monitor

Page Two
o Short form quote result page
     Results from the quote box will post on this page. This data will include the latest numbers, graphs, company profile, and key data (earnings, historical pricing, etc.).
o Company news headlines w/link back to Bloomberg.com

Page Three
o Full news stories from NI Diversity

                                Agreement Terms

Urbancoolnet.com will agree to pay $66,666 per month ($800,000 per year) to Bloomberg L.P. Because this cost includes both Internet data and advertising, this cost is net to Bloomberg (specific network advertising schedule to be provided).

Term is three years. Both parties will commit to two years with the option to terminate during the third year.